Exhibit (d)(107)
AMENDMENT TO THE SECOND MASTER INVESTMENT ADVISORY
AGREEMENT BETWEEN THE VANTAGEPOINT FUNDS AND VANTAGEPOINT
INVESTMENT ADVISERS, LLC
This Amendment to the Second Master Investment Advisory Agreement dated January 3, 2005 (the “Agreement”), by and between The Vantagepoint Funds, a Delaware statutory trust (“The Fund”) and Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“VIA”), shall be effective as of December 29, 2005 (the “Amendment”).
     WHEREAS, the Funds and VIA entered into the Agreement for the management of the series of the Fund listed on Schedule A of the Agreement;
     WHEREAS, the Fund and VIA desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.     Section 4.04 Effective Date, Duration and Termination. Clause (a) of Section 4.04 of the Agreement is hereby amended and restated as follows:
         (a) This Agreement shall be effective with respect to each Fund on the date specified on the relevant schedule and shall have an initial term of one (1) year. This Agreement shall continue automatically with respect to each Fund for successive periods, the length of which shall be determined by the Board of Directors of VF, provided that such continuance is specifically approved at least annually by the Board of Directors of VF, including a majority of those Directors of the Board of VF who are not parties to the Agreement or “interested persons” of any party to the Agreement (as that term is defined in the Investment Company Act of 1940), or by a vote of a majority of the outstanding voting securities of such Fund.
2.    The Agreement shall continue in effect from January 3, 2006 through February 28, 2006, and shall continue thereafter, provided that such continuance is approved in accordance with the terms of the Agreement, as amended herein.
3.    All other provisions of the Agreement remain in full force and effect.
4.    Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
5.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AMENDMENT:
THE VANTAGEPOINT FUNDS

By:	/s/ Paul Gallagher

Title:	Secretary

Date:	December 29, 2005

Approved by:	/s/ Wayne Wicker
VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Paul Gallagher

Title:	Secretary

Date:	December 29, 2005

Approved by:	/s/ Wayne Wicker